Exhibit 99.1

MANAGEMENT DISCUSSION SECTION

Operator:  Please stand by. Ladies and gentlemen, thanks very much for standing by and welcome to the Qnexa Phase 3 Results Conference Call. A quick note that this call is being recorded.

And at this time, I would like to turn the conference over to Tim Morris, Chief Financial Officer of VIVUS.

Timothy E. Morris, Vice President, Finance and Chief Financial Officer

Thank you, Kevin. Before we get started today, I’d like to remind you that during the course of this conference call, VIVUS may make projections or other forward-looking statements regarding future events, including the future clinical trials or regulatory actions surrounding Qnexa. We wish to caution you that such statements are just predictions and actual event or results may differ materially.

Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2008 and the periodic reports filed with the Securities and Exchange Commission. These documents contain and identify important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.

I would now like to turn the call over to Mr. Leland Wilson, President and CEO of VIVUS.

Leland F. Wilson, President and Chief Executive Officer

Thank you, Tim. Good morning and thank you for joining us on this important occasion for our company. We are here this morning to share with you the outstanding results of the two year-long pivotal phase 3 studies of Qnexa in obesity.

Joining me this morning to present the results are Dr. Wesley Day, our Vice President of Clinical Development, the person most directly responsible for the studies, and Dr. Michelle Look, a principal investigator who enrolled patients in both the EQUIP and CONQUER phase 3 studies for Qnexa.

First Wes will present the results from the EQUIP and CONQUER studies that were released earlier this morning. Dr. Look will share with you her observations from the trial and the impact she has seen with Qnexa on her patients. And lastly, Peter Tam, our Chief Operating Officer, will join the discussion and take your questions.

We began this journey just over three years ago when we shared with you the outstanding results of our first phase 2 study of Qnexa, also known as the Duke Study. After several discussions with the FDA and having completed several Protocol Assessments — Special Protocol Assessments — we initiated the Qnexa phase 3 program in late 2007. In December 2008, we shared with you the impressive results of EQUATE, our first phase 3 study. Now, the final phase 3 results we’ve all been waiting for are in.

In the EQUIP study, with 1,267 morbidly obese patients, Qnexa was able to demonstrate an unprecedented weight loss of 14.7%, or 37 pounds, in patients completing 56 weeks of treatment. The full dose of Qnexa exceeded FDA efficacy benchmark and surprisingly so did Qnexa 3.75/23, our lowest dose, with 45% of patients losing more than 5% of their body weight. Qnexa patients demonstrated significant improvements in cardio metabolic risk factors such as high blood pressure, fasting plasma glucose and elevated lipids.

Qnexa was well tolerated with high study completion rates and demonstrated an excellent benefit/risk profile. The CONQUER study included 2,487 obese patients with obesity-related co-morbidities. In this co-morbid population most patients had either diabetes or pre-diabetes. Qnexa patients completing the study on full-dose lost 13.2% or 30 pounds. Qnexa mid-dose patients lost 10.5% or 23 pounds. Both the full and mid-dose Qnexa exceeded FDA efficacy benchmarks.

Importantly, all cardio metabolic risk factors were improved. Qnexa was well tolerated and demonstrated an excellent benefit/risk profile. Based on the efficacy and safety data that you will see, we believe Qnexa meets all FDA requirements for approval.

Wes will now take you through our study results in detail. Wes?

Wesley W. Day, Ph.D., Vice President, Clinical Development

Thank you, Lee. I feel privileged to be presenting such important data that represent the thoughts and efforts of so many over the last several years. There is no doubt their work has been successful as the data will demonstrate.

As a reminder, Qnexa is a once-a-day, oral, proprietary, controlled-release formulation of low dose phentermine and topiramate. We find it reassuring that the two components comprising Qnexa have been previously approved by the FDA. Importantly, each of these separate components has been used as individual therapies for millions of patient years at much higher doses.

As you can see from the illustration, the Qnexa full-dose 15/92, mid-dose 7.5/46 and low-dose 3.75/23 are low fractions of the doses that are typically used in the monotherapy setting. These are the three doses that were used in the phase 3 program. And as you will see in the results, all three doses were clearly effective.

Let’s begin by discussing the EQUIP study design as shown in slide seven. The EQUIP study was a parallel, randomized, double-blind, placebo-controlled study in patients with a BMI greater than 35. 1,267 patients were randomized, including 241 on low-dose Qnexa, 512 patients on full-dose and 514 on placebo. This was the first clinical experience with low-dose Qnexa. The 56-week study included a four-week titration and all patients were asked to follow a lifestyle modification for diet and exercise.

Slide eight summarizes the demographics of the EQUIP population. Baseline characteristics were comparable across treatment arms. This was an inclusive study of primarily morbid obese patients. Many of these patients would qualify for gastric bypass. At baseline, the average patient was a 43-year-old female with a BMI of 42.1 or 256 pounds. Co-morbidities such as hypertension were allowed if they were controlled with medications. Approximately 26% of the patients enrolled in EQUIP reported some history of psychiatric disorder that consisted primarily of depression.

The next slide nine summarizes the significantly greater completion rate of Qnexa-treated patients as compared to placebo. 59% of patients completed the 56-week study on full-dose Qnexa and 57% on the low-dose. This is compared to 47% of patients in the placebo group. The good completion rate for Qnexa is supportive of a favorable benefit/risk profile and good tolerability.

The analyses we are presenting today involve two primary study populations. First, the ITT population is 97% of the overall randomized population. This was everyone that took drug with any data regardless of study completion. And second, the completer population. This was all randomized patients that completed the 56-week study on drug. The completer population is comprised of the majority patients that were randomized in the trial and demonstrates the true drug effect in patients that took the drug for 56 weeks.

In slide 10, let’s now look at the FDA required analysis for the EQUIP study. There were two co-primary endpoints that must be met using the ITT-LOCF analysis. This is the most conservative method. First, percent of total body weight loss and second, percent of patients achieving at least 5% weight loss.

On an ITT-LOCF basis, both dose levels of Qnexa were highly significant compared to placebo and met the primary endpoints. Full-dose Qnexa patients had an average weight loss of 11% or 28 pounds, and low-dose had an average weight loss of 5.1% or 13 pounds.

In contrast, patients treated with placebo had a weight loss of 1.6% or 4 pounds. For the categorical 5% weight loss endpoint, 67% of full-dose and 45% of low-dose Qnexa patients responded. A difference worth highlighting is that almost three times more patients on the low-dose responded at the categorical level than the placebo group.

Slide 11 shows what an average patient achieved that stayed on the study for 56 weeks, the completer population. As the graph illustrates, patients that took full-dose Qnexa for 56 weeks had weight loss of 14.7% or 37 pounds. The weight loss continued over the 56 weeks of treatment. Remarkably, the low-dose also resulted in significant weight loss of 7% or 18 pounds.

The conclusion is that a majority of patients completing 56 weeks on Qnexa lost substantial weight on both dose levels, and the longer an obese patient stays on the treatment, the more weight they can lose.

Presented in slide 12 is another method to assess weight loss in a clinical trail over time, categorical weight loss response. To determine the magnitude of the effect size associated with Qnexa, we analyzed the completer population by different categories of weight loss. As illustrated in the histograms, both doses of Qnexa had remarkable effects on a categorical weight loss basis.

Starting at the bottom of the figure, Qnexa full-dose has the broadest effect with 84% of patients achieving at least 5% weight loss and nearly half of all completers achieving 15% or more body weight loss as shown at the top of the figure. A 15% response equals 38 pounds of weight loss. Also of importance is the observation that 59% of all completers on the low-dose experienced at least 5% weight loss.

In addition to weight loss, we examined the effect of Qnexa on cardiovascular risk factors as shown in slide 13. Patients in EQUIP were not as burdened by co-morbidities as the patients in CONQUER. Despite the low baseline level of cardiovascular co-morbidities, both dose levels achieved significant and meaningful effects on blood pressure, waist circumference and lipids based on an ITT-LOCF-placebo comparison.

Importantly, because of the greater absolute weight loss achieved with Qnexa full-dose as compared to low-dose, this is 11 versus 5.1, highly significant effects on all cardiovascular risk factors were observed. In general, 5% weight loss does not appear to be enough to achieve full cardiovascular benefit. This suggests that the greater the weight loss, the greater the improvement of co-morbidities associated with cardiovascular risk and obesity.

In summary, the results of the EQUIP trial are unprecedented. Patients on Qnexa full-dose had a weight loss of 14.7% or 37 pounds. Both doses of Qnexa satisfied the FDA benchmarks for approval, and improvement in cardiovascular risk factors were observed for both doses and was greatest with the full dose.

Okay, starting with slide 15, let’s talk about our slide flagship study CONQUER. This was our largest phase 3 study involving 2,487 patients treated for 56 weeks. As discussed previously, this study population was burdened by significant co-morbid disease associated with their obesity. The goal of this study was to examine the effect of Qnexa full-dose and Qnexa mid-dose on weight loss and important obesity-related diseases such as hypertension, diabetes, and dyslipidemia.

CONQUER, or OB-303, was a randomized, double-blind, placebo controlled study; 498 patients were randomized to Qnexa mid-dose, 995 patients to Qnexa full-dose, and 994 on placebo. As with EQUIP, the 56-week study included a four-week titration and all patients were asked to follow a lifestyle modification program.

The demographics of patients in CONQUER are presented in slide sixteen. Similar to EQUIP, baseline characteristics were comparable across treatment arms. This study is a general reflection of what happens to the average patient in the EQUIP trial ten years later. The average patient enrolled in CONQUER was a 51-year-old female with a BMI of 37 and starting weight of 227 pounds. The vast majority of patients entering the trial were hypertensive and dyslipidemic. About 16% of the patients were diabetic, and the majority of the patients in this study were pre-diabetic.  As with the EQUIP study, about 30% of these patients had a history of psychiatric disorders that was mostly depression.

Slide 17 summarizes the high completion rate in the CONQUER study. In CONQUER we observed the highest completion rates for Qnexa-treated subjects across the entire phase 3 program. 69% of the patients on mid-dose and 64% of the patients on Qnexa full-dose completed the study as compared to 57% on placebo. The completion rate for both Qnexa doses was very respectable and significantly greater than placebo. As described for EQUIP, the CONQUER analysis included the same study populations, ITT and completer.

Slide 18 presents the results of the FDA-required analysis for CONQUER. As you can see, both doses of Qnexa exceeded both of the FDA efficacy benchmarks for drug approval using the ITT-LOCF analysis. Qnexa full-dose patients experienced an average weight loss of 10.4% or 24 pounds. Qnexa mid-dose patients had an average weight loss of 8.4% or 19 pounds. This degree of weight loss is impressive in light of the high presence of co-morbidities including diabetes and pre-diabetes in this population. For the categorical response, 70% of Qnexa full-dose and 62% of Qnexa mid-dose patients had a weight loss of 5% or greater. The placebo group had a 21% response rate. This is one-third of the mid-dose response. Thus Qnexa — both Qnexa doses exceeded FDA criteria for weight loss.

Slide 19 presents the weight loss that an average Qnexa patient who completed 56 weeks on treatment was able to achieve. As you can see, in the weight loss over time plot for the completer population, Qnexa treatment provided significant and sustained weight loss with both doses. Patients that completed the study on Qnexa full-dose lost 13.2% or 30 pounds. Assuming a target BMI of 30, this equates to 73% of excess body weight loss. Patients who took Qnexa mid-dose experienced double-digit weight loss, 10.5% or 24 pounds. In summary, this data confirms our previous experience regarding Qnexa’s effectiveness for weight loss in obese patients burdened with co-morbid diseases. Furthermore, this study provides the first evidence of effectiveness of the mid-dose for weight loss in obese patients with significant co-morbid disease.

Slide 20 illustrates the categorical weight loss data. Consistent with the extent of categorical response for the completer group in EQUIP, 85% of patients on Qnexa full-dose lost at least 5% of their body weight. Of particular note, the Qnexa mid-dose treatment resulted in 75% of patients achieving 5% weight loss or more. And almost two-thirds of patients on the mid-dose, or 64%, experienced weight loss of 10% or more. Qnexa treatment was effective across the entire patient population that completed the study.

Slide 21 presents the effect of Qnexa on cardiovascular risk factors. A primary objective of CONQUER was to examine the impact of weight loss on co-morbid diseases such as hypertension, diabetes, and dyslipidemia. In addition to these diseases, there are a number of additional cardiovascular, metabolic, and inflammatory risk factors that are well recognized to contribute to diabetes, cardiovascular disease, and premature death.

As shown on the slide, both dose levels of Qnexa produced statistically significant improvements in the full spectrum of cardiovascular risk factors, based on an ITT-LOCF analysis compared to placebo. These changes represent clinically meaningful improvements compared to placebo in the severely co-morbid obese population. As I will present in the high-risk patient analysis, the effects of Qnexa treatment on blood pressure, diabetes, and dyslipidemia appears to be greatest when studied in the highest disease-burdened patients.

As presented in slide 22, both dose levels of Qnexa produced statistically significant improvements in the full spectrum of diabetic risk factors shown. These changes represent clinically meaningful improvements compared to placebo in this highly co-morbid obese population. Most patients in this ITT population would qualify as pre-diabetic based on fasting glucose or insulin values at study entry. These results support previous findings from EQUATE suggesting that Qnexa may delay or prevent the progression to diabetes in at-risk patients. These risks — these results show the importance of significant weight loss on the prevention of type 2 diabetes.

Qnexa effect on inflammatory risk factors is presented in slide 23. Continuing with the discussion of Qnexa’s effects on obesity-related risk factors, it is well recognized that inflammation is a major contributor to cardiovascular disease. Obesity is associated with the chronic pro-inflammatory, pro-thrombotic state, both of which contribute to cardiovascular risk.

In CONQUER, we measured several markers in an effort to assess weight loss mediated effects on inflammation. CRP is a marker of inflammation. Fibrinogen is a marker of coagulation. Adiponectin is a protective cytokine that is believed to be important in the prevention of numerous diseases such as diabetes, cardiovascular disease, and cancer. Consistent with previous findings, patients experienced marked improvements in these inflammatory markers at both dose levels.

In slide 24 and the following two slides are analyses of the higher risk patients in the CONQUER study. These patients were identified through their baseline values being in the upper quartile for the given risk factor. Of note, the protocol allowed for active management of all co-morbid diseases. This included the use of medication for treatment of hypertension, diabetes, and dyslipidemia.

In this population, baseline systolic blood pressure was 146. Following 56 weeks of treatment, Qnexa full-dose patients experienced a 20-millimeter of mercury reduction in systolic blood pressure. Importantly, this reduction in blood pressure occurred despite an overall reduction in antihypertensive meds. Furthermore, the 20 millimeter reduction placed this high-risk group in a normal range for systolic blood pressure. In comparison, the high-risk patients treated with placebo experienced an overall increase in antihypertensive meds and did not achieve a normal range for systolic blood pressure.

As shown in slide 25, in the higher risk dyslipidemic patients, with a baseline range of triglycerides from 260 to 268 mg/dL, Qnexa-treated patients achieved a 98 mg/dL, or 37%, reduction in triglycerides over the 56 weeks of treatment at both doses. Elevated triglycerides are considered an independent precursor of atherosclerosis and myocardial infarction and stroke.

Slide 26 illustrates the effect on HbA1c. The upper quartile diabetic patients in this analysis were well managed and had baseline HbA1c values of 7.1 to 7.4%. Despite this, Qnexa treatment for 56 weeks resulted in clinically meaningful glycemic improvement, as measured by HbA1c reduction of 0.6% for the full-dose and 0.5% for the mid-dose compared to 0.1% for placebo. Treatment with Qnexa lowered the patients’ HbA1c values well under 7, an important threshold recognized by the ADA. Since weight loss is not associated with hypoglycemia, the incidence of hypoglycemia is low and comparable to that in placebo patients.

In summary, the results of the CONQUER trial are unprecedented for a pharmacological weight loss agent:  13.2% or 30 pounds weight loss for the Qnexa full-dose; 10.2% or 23 pounds weight loss on Qnexa mid-dose; both doses exceed FDA efficacy benchmarks; significant improvement in all cardiovascular, metabolic, and inflammatory risk factors. Higher risk patients had clinically meaningful improvements in blood pressure, triglycerides, and HbA1c.

Now let’s turn our attention to safety. Slide 28 presents a detailed table, which lists treatment emergent side effects from both studies, across all treatment arms that were reported at a frequency greater than 5%. Importantly, there were no surprises to this list. The most commonly reported side effects were dry mouth, tingling sensation, constipation, upper respiratory infection, and altered taste. The majority of the events were mild.

The combined EQUIP and CONQUER discontinuation rate is presented in slide 29. Clear measures of drug tolerability are study completion rate and discontinuation rate due to side effects. On slide 29, we observed an overall higher study completion rate along with a low study discontinuation rate due to AEs.

Also listed on the slide are the reasons for study discontinuation due to AEs that occurred in greater than 1% of patients. Importantly, no distinct pattern or reason for dropout is seen, as no event occurred in more than approximately 2% of patients. As shown on the slide, discontinuation for depression associated with Qnexa, at 1.4%, was low, especially considering that 26 to 30% of patients had background of psychiatric disorders.

Since depression and suicidality are a point of emphasis with the FDA, we performed prospective, comprehensive assessments and in-depth review of all safety data associated with these points.

On slide 30, the incidence of moderate and severe depression, depressed mood, was similar across all three doses compared to placebo, with reports ranging from 1.2% to 1.9%, as compared to 1.7% on placebo. There were no serious adverse events reported for depression or depressed mood.

Slide 30 presents our depression analysis involving the PHQ-9 tool. As part of our prospective analysis of depression, we evaluated the risk of depression using the Physicians’ Health Questionnaire, PHQ-9, for each patient at every visit. The PHQ-9 is a validated psychometric instrument accepted by the FDA for assessing the presence and severity of depression. Over 38,000 assessments were administered throughout the phase 3 program. This extensive assessment supports the conclusion that there is no signal for depression. In fact, as compared to baseline, there was significant improvement in depression assessments as measured by improvement in the PHQ-9 scores for Qnexa.

As shown in slide 32, suicidality was assessed using the Columbia Suicide Severity Rating Scale, or CSSRS. This is a tool developed by Columbia University and accepted by the FDA. Assessments were made at each visit, with over 38,000 assessments taken in EQUIP and CONQUER. The results of the extensive assessments were: no suicides, no suicide attempts, no suicidal behavior; no signal for suicidal ideation. Based on these results, there is no signal for suicidal risk.

Overall safety assessments is presented in slide 33. We evaluated serious adverse events across both EQUIP and CONQUER, and found that there were no differences in either total serious adverse events or drug-related serious adverse events between Qnexa and placebo. There was one death that occurred in the placebo group.

In addition to the safety assessments included in the EQUIP and CONQUER studies, several assessments and additional studies have been performed. Cognitive function testing: no clinically relevant effects seen. Psychomotor testing: studies are completed and no clinically relevant effects have been observed. In addition, we completed a thorough QT study, and in this study there was no signal for QT prolongation. Finally, we have completed several drug interactions and special population studies.  These studies are complete, and there were no findings of concern.

In addition to the safety and efficacy assessments for Qnexa, we also evaluated the Qnexa — the impact of Qnexa and weight loss on patients’ quality of life. Using the IWQOL, patients treated with Qnexa had significant improvement in quality of life, self-esteem, public distress, and physical function, work, and sexual life scores.

We also used the SF-36 or Short Form Health Survey, to assess general well being and physical function in patients treated with Qnexa. Significant improvements in general health, physical function, bodily pain, and vitality were observed in comparison to placebo on an ITT-LOCF basis.

This concludes the data presentation of today’s call. I’ll now turn the call over to Lee Wilson, President and CEO, who will provide his perspective on what these data mean for real life patients. Lee?

Leland F. Wilson, President and Chief Executive Officer

Thank you, Wes.

I’m sure you’ll agree that the results of both studies are exceptional. You now have seen many tables and graphs presented the way scientists and regulatory agencies like to see the data presented. But what does this mean to an individual patient?

Let’s take a look at a typical obese at-risk patient from the CONQUER and EQUIP studies. This patient would be a 51-year-old female weighing 250 pounds. She would have hypertension, with a blood pressure of 147/92. She would have relatively well controlled diabetes, with an HbA1c of 7.3%, a low HDL level of 33, a high LDL level of 171, an elevated triglyceride level of 268.

These risk factors give our patient a Framingham 10-year coronary heart disease risk of 27%. That means our patient has a greater than one in four chance of having a major coronary event such as an MI or sudden cardiac death in the next 10 years.

Now, based on the average results for patients with her profile in EQUIP and CONQUER, let’s take a look at what this patient’s risk profile would be after one year of therapy with Qnexa. She now has lost 37 pounds. Her blood pressure is normal at 126/81, with a 21 point drop in her systolic and an 11 point drop in her diastolic pressures. Her diabetes is now under control, with an HbA1c at 6.7%, which is below the ADA goal of 7. She has increased her HDL by 21%, her LDL has decreased by 18%, and her triglycerides have decreased nearly 100 points or 37%, which brings her back within the normal range.

All of these improvements have reduced her Framingham 10-year coronary heart disease risk to 7%. That’s a four-fold reduction in risk for major coronary events in the next 10 years. That is why it’s such a great privilege to be part of the development of Qnexa.

With that, let me introduce Dr. Michelle Look. Dr. Look is a principal investigator on both of our EQUIP and CONQUER trials. Dr. Look is a board-certified family physician in private practice in San Diego, and has been involved in numerous clinical trials in the primary care setting. She practices family and sports medicine, and her practice cares for more than 20,000 patients. We are very pleased to have Michelle with us today to discuss her experience with Qnexa. Dr. Look?

Michelle Look, M.D., FAAFP, San Diego Sports Medicine and Family Health Center

Thanks, Wes and Lee. It is a pleasure for me to be here today, and very gratifying to see the kind of results I experienced as a blinded investigator play out across both of these studies.

As one of the principal investigators in the CONQUER and EQUIP trials, the results Wes presented today are consistent with the results I saw with the patients in my office. Qnexa clearly has the potential to help people with significant weight problems gain control of their weight and improve their health. The weight loss results we are seeing here with Qnexa — nearly 15% total weight loss, along with the clinically meaningful effects on co-morbidities, the high retention rates, and the safety profile described in these studies really supports the safety and efficacy of this drug.

As you’ve just heard from Wes, Qnexa’s enabled patients to realize important health benefits. People lose their weight, keep their weight off, and improve their obesity-related health conditions. Not only have I seen this in my own experience, but I have been able to decrease my patients’ medications for other chronic diseases such as hypertension and diabetes.

As the CONQUER study showed, higher risk patients had a 20 millimeter mercury drop in systolic blood pressure, nearly a 100 mg/dL drop in triglycerides, and a lowering of hemoglobin A1c of 0.6%. As a practicing physician who treats overweight and obese patients every day, these are very valuable and clinically meaningful results.

The world is beginning to acknowledge that obesity is a very complex and chronic disease. Combating obesity via combination therapy makes a lot of sense. We use combination therapy frequently in other areas in medicine, including hypertension, diabetes, and HIV. And now we see clinically, in the Qnexa phase 3 program, that we can give patients this once-a-day medicine that is well tolerated and achieve these meaningful outcomes. I want to stress how important this is as a busy primary care physician.

These results from EQUIP and CONQUER reinforce how important and beneficial and effective and safe treatment for obesity can be for obese and — overweight and obese patients and their physicians.

With that, I’ll now turn the call over to Leland.

Leland F. Wilson, President and Chief Executive Officer

Thank you, Dr. Look. We believe the magnitude of the weight loss and the dramatic improvements in blood pressure, lipids, and blood sugar, when approved, will allow Qnexa to be used in a diverse group of patients encompassing the entire spectrum from overweight to morbidly obese patients.

With the results in hand, we can now initiate our pre-commercial activities. We will immediately begin discussions with global pharmaceutical companies for a potential collaboration. We have already begun to discuss Qnexa with third-party payers with the goal of seeking reimbursement shortly after commercial launch.  Future plans also include submission of the detailed trial results for publication in major medical journals.

Now that the studies have been completed, our next priority is to file the NDA by the end of this year. We’re well into preparation of the NDA and expect to file on time. Please remember our phase 3 studies were done under an SPA and we held a pre-NDA meeting with the FDA to confirm that we have all the items necessary to file.

Before I open the call to questions, I want to thank Dr. Tom Najarian, the inventor of Qnexa, as well as the clinical development staff at VIVUS and the many consultants and contractors that have helped us to get to this position.

We will now open the call to questions. But first I’d like to comment that this is an extraordinarily rich data set from which many analyses will come over the next couple years. What we have done today is only a tip of the total iceberg of data that we have to analyze. So if we don’t have the exact analysis that you want, we will over the next couple of months or weeks.

Thank you and let’s open the call for questions.

QUESTION AND ANSWER SECTION

Operator:  Thank you very much. [Operator Instructions]. First up in the roster is Mike King at Merriman.

<Q — Mike King>: Thank you. Congratulations. Can you guys hear me okay?

<A — Leland Wilson>: Yeah. We sure can, Mike.

<Q — Mike King>: Great job by the entire team and really extraordinary results. Lots of questions. I’ll try to keep it simple. The, I guess, quick question about filing, Lee, is what’s the strategy? Will you file on all three doses of Qnexa or are you going to limit it to the mid to high — the high, what’s your thoughts there?

<A — Leland Wilson>: Yes, we’re going to file on all three doses and I think that’s because of the extraordinarily good results that we saw with the low-dose. That has stepped up now. It will be a useful dose for many patients and it will give a fuller choice for patients and physicians to use.

<Q — Mike King>: Okay. And then just a question on publication and presentation, can we expect to see this data at EASD or obesity?

<A — Leland Wilson>: I think we’re going to try to be in every obesity study society meeting for — from now until forever. And so, we’re excited to present there. But we’ll also be presenting at other larger meetings such as the OB/GYN meetings, the family practice meetings, et cetera. Cardiovascular meetings are going to be a very important part of our strategy as well.

<Q — Mike King>: All right. But just in terms of timing, do you think you’re too late to make EASD or you’re going to try to squeeze in there, or do we wait till October at obesity to see the first shot at it?

<A — Leland Wilson>: You’ll see something in — at NAASO. And we are -

<Q — Mike King>: NAASO?

<A — Leland Wilson>: — trying to get into EASD as well.

<Q — Mike King>: Okay. And then finally just on publication strategy, you say major medical — I assume New England Journal is the goal for publication?

<A — Leland Wilson>: That’s correct.

<Q — Mike King>: Okay. Great. Thanks so much.

<A — Leland Wilson>: Thank you.

Operator:  Next up we have a question from Marc Robins at Robins Group.

<Q — Marcus Robins>: Excellent data, excellent data. Just out of curiosity, the data — one of the things that was interesting as the changes in lifestyle and how the patients were monitored and what changes they had during their year-long regimen. And I guess I was wondering if the company has any plans to A) instruct physicians on how this should be monitored and continued in the practice after approval, and/or B) does the company have any plans on doing something to help patients as they take on the regimen themselves, like go into a clinic — some sort of clinic themselves?

<A — Leland Wilson>: Well there —that’s a big question you have there.  I’m going to let Peter take a part of it and I’ll take a part. Peter?

<A — Peter Tam>: Yeah, Marc, our plan is always not — it’s not just about using the medication. We want to provide patients with a full battery of tools, lifestyle modification, to make sure that we address all the areas that will maximize the efficacy of Qnexa and maximize the benefits that these patients can derive from this therapy along with the comprehensive lifestyle modification program.

<A — Leland Wilson>: He pretty much covered it right there.

<Q — Marcus Robins>: You’re not saying a darn thing. [laughter]

And I mean my reasoning is very interesting. The Merck study I was on, the drug was great and effective, but the side effects were debilitating. And as you know, the Najarian effort that I’ve been on is excellent, the side effects are nil, and the results are also good, but I really think it has to do with some monitoring. And as you know, I’ve been really more interested in the side effects and less interested in the effect of this as a drug on the weight. And I think that just having monitoring is helpful, and where you go with that is — here, take these pills, kind of a thing, as most doctors go in their practice. That’s nice, but the drug is extraordinarily effective and helpful, but how you monitor it and keep it — keep the patient on the tracks, if you will, is effective too.

<A — Leland Wilson>: Okay. Mark, I can’t comment on anything you’re doing with your personal private practice physician. So let’s move on to the next question, please.

<Q — Marcus Robins>: Very good. Thank you.

Operator:  We will move on now to Cory Kasimov at JPMorgan.

<Q — Cory Kasimov>: Hey, good morning, guys. Let me also extend my congratulations. A few questions here. Let me start off with safety. Considering it wasn’t mentioned in the presentation, I am sure — I’d assume it’s clean, but can you give any details on pregnancies in the trial. And then also on safety with regards to cognitive impairment.  Can you describe for us once again how this was evaluated in the two studies?

<A — Leland Wilson>: Sure. Peter, you want to take a shot, please?

<A — Peter Tam>: Yeah. In terms of pregnancies, we’ve had a few patients who became pregnant on study. They were taken off the study medication and follow through to delivery. There has been not a single evidence or a shred of evidence of any teratogenic effects seen.

<A — Leland Wilson>: Let me step in there. I think all of us have heard the TV ads for medicine. If — this is not a medicine that should be used in women that want to get pregnant and if they become pregnant, they should stop taking the medication immediately. So you’re going to see that in our labeling. And so that’s just the way the drug is going to be used. Again, we are administering extremely low doses of this drug and we have not seen any changes in teratogenic activity in the pregnancies that we’ve had. Okay, the next question was on -

<Q — Cory Kasimov>: Cognitive impairments?

<A — Leland Wilson>: — cognitive function, Peter?

<A — Peter Tam>: Yeah. I mean, the cognitive side effects as described by Wes, is — we looked at it extensively. We used very extensive psychometric tools to assess various aspects of cognitive function. What we found was absolutely nothing. There was no clinically relevant effect and these data again support the overall findings that the drug is very well tolerated as demonstrated by our high completion rates.

<Q — Cory Kasimov>: Okay. And then moving on to the CONQUER study and if you could provide any more context, I’m not sure you can at this point, but on the reduction in concomitant meds that was seen in CONQUER.  Did you provide any numbers around that?

<A — Leland Wilson>: Yeah, well, there — a statistically significant decrease. I don’t have the exact numbers in front of me for both hypertensive meds and diabetic meds. And so they are very meaningful and it’s one of the analyses that we’ll pull forward in publications and presentations going forward. But they are very meaningful.

<Q — Cory Kasimov>: Okay. And then finally, I’d be remiss if I didn’t ask something of Dr. Look, since we have her on the call here.

<A — Leland Wilson>: Sure.

<Q — Cory Kasimov>: So I’d be interested to know from your perspective as a practicing physician, when you look at weight loss agents, what do you feel is more — the more compelling argument that’s out there for use of a pharmacotherapy? Is it the weight loss itself, and something that’s approaching 10% placebo adjusted, like this? Or are you more focused on the associated reduction in cardiovascular metabolic risk factors?

<A — Michelle Look>: Well, I think what’s most important for me as a physician as well as for my patient is effectiveness and safety. And so what I am looking for is not just to lose weight, but to improve a patient’s health. And I think what is exciting about the results presented today is that we did see a decrease in the co-morbidities.

<Q — Cory Kasimov>: Okay. And then on the safety tolerability standpoint with the patients you had experience with, can you talk about how well tolerated this was? How — was paresthesia an issue for patients? Among those who had it, did they really complain about it or is it something that’s really not a big deal?

<A — Michelle Look>: The most common side effects that I experienced with my patients was the dry mouth. The tingling in the fingertips and the toes is really thought to be mild. In fact, most of the patients that reported it to me really made a point of telling me, these are really mild, please don’t take me off the drug because of it just because you are asking me. So when we asked patients to really increased their water intake, we saw a lot of those side effects actually even go away.

<Q — Cory Kasimov>: Great. All right. Thanks so much and congratulations again.

<A — Leland Wilson>: Thank you.

Operator:  Moving on now to Adam Cutler at Canaccord Adams.

<Q — Adam Cutler>: Hi, thanks for taking the question and congratulations on what looks like great results. One question — and I appreciate that your presentation was quite thorough. But one question that we just didn’t see the details on in the presentation was the breakdown of the serious adverse events. I’m just wondering if you might be able to share a little bit more detail on that.

<A — Leland Wilson>: Yes. Peter, you can chime in here, too. But again to recap, there was no difference in total serious adverse events between placebo and active treatment. And there was no difference in drug-related serious adverse events.Yes, the drug related adverse events that we saw were few and there was no pattern of any one particular item. I would say that one of the issues that does come up with these kinds of drugs and weight loss drugs in general is that we have I think two kidney stones and one gallstone as serious adverse events in the clinical study. But that’s the only one that we think is drug-related in the serious adverse event column. So Peter, do you have comments?

<A — Peter Tam>: No, we’re — we went through all the serious adverse events. We’re comfortable with them. There are a lot of interesting things here simply because of the result of weight loss. We see fewer — again these aren’t statistically significant but we certainly see less cardiac events and less cancer. These are rare events, but they’ll go in the right direction and we are very pleased and reassured by those results.

<A — Leland Wilson>:So one of the things that we will work towards in the future analysis is looking at the cardiovascular events and we haven’t had a chance to do that, but we’re very optimistic that that will be a very fruitful analysis.

<Q — Adam Cutler>: Okay. I appreciate that and I understand that there doesn’t seem to be any identifiable trends. So, all looks good there. I’m just curious were there any seizures for instance in the patients on drug?

<A — Leland Wilson>: No. No.

<Q — Adam Cutler>: Okay.

<A — Leland Wilson>: No. Not at all.

<Q — Adam Cutler>: Great. And then one other question if I may, you did note in some of the earlier Q&A that it looks like all three doses of Qnexa are viable?

<A — Leland Wilson>: Yes.

<Q — Adam Cutler>: And I’m just — I’m wondering what your thoughts are, and maybe your clinical investigator wouldn’t mind answering this question, just on how you view the three doses assuming they’re all approved, how the drug would likely be used with patients start on low-dose and when they start to reach plateau, increase dose or would it work the other way around that patients would start on high dose and if they ran in to any tolerability issues maybe they would back down the dose or if they got to more of a maintenance phase maybe go to a lower dose? How do you envision the drug being used?

<A — Leland Wilson>: Okay. Adam, that’s a great question. And it’s a discussion that we’ll have obviously with the FDA as far as labeling is concerned. Now, I’ll give you my opinion and will ask Michelle to add her thoughts as well. Based on what we see from the data, clearly the low-dose will be used as a part of a titration regimen which will take patients up to the middle-dose. And then the middle-dose I think will be adequate for a majority of the patients for a significant period of time and that will allow a — the higher dose then will allow a doctor to move up if the patient is doing well and is well tolerated but it gives them that choice to go to a higher level of medicine and to — and I think the doctor can tailor this to the heavier patients that have more co-morbidities that they want to lose weight faster, those kinds of an approach. But it gives a wonderful opportunity here for a doctor to titrate into the tolerance with the individual patient.

Now, the low-dose will work in a number of patients and I think it’s particularly useful in patients that have some kind of kidney or liver failure or something of this nature that does now allow them to metabolize the drug perhaps as quickly as others and so it will offer an opportunity there. So Dr. Look?

<A — Michelle Look>:Yes, I am a big fan of having the flexibility of the three doses because it really allows us to individualize the treatment. The study protocol did have a titration but after that we really weren’t able to just change doses for our study patients. So I like the idea of low-dose and perhaps even long-term —a longer term maintenance dose with the low-dose.

<A — Leland Wilson>: Okay. Thanks, Michelle. Operator, could you move to the last question please? Thank you.

Operator:  Certainly. The last question we have is from Jason Butler, JMP Securities.

<Q — Jason Butler>: Hi. Thanks a lot for taking the questions. Congratulations on the data. Quick question on the dizziness that did appear especially in CONQUER to be somewhat of a dose-related response here. Could you characterize the dizziness in terms of how severe it is, when it occurs and is this a transient effect that goes away?

<A — Leland Wilson>: Peter, please.

<A — Peter Tam>: We looked through it. We didn’t see any particular trends. It had — like we saw dizziness in the placebo group, we saw syncope in the placebo group, nevertheless it was reported and that was it.

<Q — Jason Butler>: Okay. Great. Thanks. And then could you give us a little more color on the timing of the dropouts? Can you give us any idea of how many patients were still on therapy at six months rather than 12?

<A — Peter Tam>: We haven’t looked at that carefully. So we’re not going to be able to provide you with an answer right now.

<Q — Jason Butler>: Okay. Great. Thanks a lot.

<A — Leland Wilson>: Okay. Well, one more question, if we are okay, please, one more question.

Operator:  Okay. Then we will move on to Ian Sanderson at Cowen.

<Q — Ian Sanderson>: Great. Congratulation on the data. What are your expectations regarding the inclusion of the cardiovascular benefits in the label from the — just from the CONQUER study here?

<A — Leland Wilson>: Well, we’re going to work real hard to get all of them in there, so I think we have a really good chance of getting in them there. Wes, do you want to comment?

<A — Wesley Day>: Yeah, sure. We’ve actually discussed that point with the FDA in the past and we are very clear in our communications and development plan with them that it was our desire to include this in the label since we’re in the clinical trial section. And they did agree. Obviously, it’s a review issue based on the data, but certainly the opportunity is there and the plans are in place to present this data as fully as possible in the label.

<Q — Ian Sanderson>: Okay. And if I could ask the clinician to maybe describe if she currently uses phentermine and how she might use Qnexa relative to phentermine in her practice?

<A — Michelle Look>: Well, phentermine was — is the most widely prescribed treatment for obesity on the market right now. I have written phentermine in the past and just have not seen the type of results that the data we’re showing today. So I think we are seeing, Qnexa is a very low-dose of medication and once-a-day, and for my patients that makes a difference. So I think that the data is impressive.

Leland F. Wilson, President and Chief Executive Officer

Okay. Thank you very much. We have one minute and so I would like to use that to close with ever so briefly. I want again thank everybody for participating today, particularly the presenters and Dr. Michelle Look, thank you very much for participating with us today. I think again all of you would agree that this — the studies have produced remarkable — not only remarkable efficacy, but remarkable safety as well.

And we’ve looked at this from every different perspective, at every different issue as far as safety is concerned and we have found literally no issues of concern at this point. And so I want to emphasis that very, very strongly.

And then, I’d like to also say that we have several investor presentations this week and throughout the month. I am presenting tomorrow at Rodman & Renshaw Conference and we’ll be at the Thomas Weisel Conference in Boston on Friday.

Next week VIVUS is presenting at the BioCentury Conference, and the week thereafter at the UBS Conference. At end of the month Dr. Garvey will be presenting the DM-230 results at the EASD. And members of the management will be in Europe meeting with investors to discuss the phase 3 obesity program.

If you’re interested in meeting with management, please contact The Trout Group or Tim Morris, and we’ll be glad to set up a meeting to answer any and all of your questions.

With that, I’d like to close and again thank you all for participating. This is a very exciting time for our company and it should be a very exciting time for our investors as well. Thank you very much.

Operator:  Thank you, ladies and gentlemen for joining us today. That will conclude today’s conference call. Again, have a good day.